Exhibit 10.1

Binding

Memorandum of Understanding

This Binding Memorandum of Understanding (“MOU”) is made effective April 21, 2023, between:

●	CarbonMeta Technologies, Inc., a Delaware corporation (File Number 3547826), whose principal place of business is located at 13110 NE 177th Place, #145, Woodinville, WA 98072, United States of America, and all of its subsidiaries (“CARBONMETA”); and

●	North Bay Resources, Inc., a Delaware corporation (File Number 3817924), whose principal place of business is located at PO Box 162, Skippack, PA 19474 (NBRI).

Introduction

●	CARBONMETA is an environmental research and development company that commercializes the processing of industrial and organic waste materials to produce high-value products economically and sustainably.

●	NBRI is a is a natural resources exploration company with current projects in North America. In British Columbia, the Company holds 100%-ownership of a multitude of significant mining properties. These include the advanced-stage Mount Washington Project on Vancouver Island, and the Tulameen Platinum Project near Princeton, BC. In addition to its many precious metal projects, the Company also owns additional prospective projects that host strategic mineral resources such as Vanadium, Crystalline Flake Graphite, and Rare Earth Elements (REE).

IT IS AGREED as follows:

1.	Purpose

The parties mutually agree to create a subsidiary corporation called CarbonMeta Green Resources Canada as a Limited Liability Company in British Columbia that shall be jointly owned and managed by NBRI and CARBONMETA, and whose objective shall be production of carbon-negative cementless concrete using olivine.

2.	Contribution of Parties

CARBONMETA will contribute the following:

●	Funding and corporate governance expertise to incorporate CarbonMeta Green Resources Canada in British Columbia, Canada.

●	Research and Development expertise to obtain, develop and commercialize technologies to produce carbon-negative cementless concrete using olivine.

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●	Research and Development expertise to obtain, develop and commercialize carbon dioxide (CO2) capture technologies that can be used for the production of carbon-negative cementless concrete using olivine

●	Business development expertise to market and sell carbon-negative cementless concrete products.

●	Patents and trade secrets related to, but not limited to, all of the aforementioned technologies
(e.g. CO2 adsorption, cement-less concrete)

NBRI will contribute the following:

●	Availability of over 100 million tons of olivine, a magnesium iron silicate that is also known as peridot and chrysolite, though its Tulameen Platinum Project that is located near Princeton, British Columbia, Canada.

●	Expertise in acquiring high-quality mining properties throughout British Columbia, Canada.

●	Expertise in scaling up mining operations to affordably extract and deliver olivine in Canada and the United States.

●	Building strong, enduring relationships with the local and provincial government agencies in British Columbia, Canada.

3.	Proposed Plan

●	Establish CarbonMeta Green Resources Canada as a Limited Liability Company in British Columbia, Canada with initial equity ownership as follows:

●	51% of the equity will be owned by CarbonMeta Technologies, Inc.

●	49% of the equity will be owned by North Bay Resources, Inc.

●	Establish CarbonMeta Green Resources Canada as a mining and processing center for the production of carbon-negative cementless concrete using olivine

●	Build and operate a production facility and demonstration program for the production of carbon-negative cementless concrete that can be distributed in North America.

●	Establish an agreed upon transfer price from NBRI to CarbonMeta Green Resources Canada for purchasing olivine that shall be updated quarterly.

●	Develop and establish supply chain relationships with potential North American distributors of carbon-negative cementless concrete, including but not limited to CarbonMeta Green Building Materials, Inc. in the United States

●	Establish technology licensing relationships, industry partnerships, and marketing sponsorships related to the production of carbon-negative cementless concrete using olivine

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4.	Legal Effect

This MOU is legally binding, is enforceable by either party, and each party agrees that it could make claim for damages or any other legal or equitable remedy against the other party or against the other party’s affiliates arising from or in connection with this MOU.

5.	Confidentiality

This MOU and all information disclosed by one party to the other in connection with the proposed collaboration shall be deemed Confidential Information as documented in the Non-Disclosure Agreement between CarbonMeta Technologies, Inc. and North Bay Resources, Inc., dated April 21, 2023.

6.	Term and Termination

This MOU is effective from the date first written above and shall continue in force until terminated by either party giving the other party at least 30 business days prior written notice. The parties agree to execute definitive agreements within 30 days, at which time those agreements will supersede this MOU as of the effective date of the executed definitive agreements.

7.	General Provisions

a)	This Agreement shall be construed and controlled by the laws of the State of Delaware (USA), and the parties further consent to jurisdiction and venue in the federal courts sitting in the United States District Court for the District of Delaware, unless no federal subject matter jurisdiction exists, in which case the parties consent to the jurisdiction and venue in the Superior Court of New Castle County, Delaware.

b)	The parties agree to comply with all applicable international and national laws that apply to (i) any Confidential Information, or (ii) any product (or any part thereof), process or service that is the direct product of the Confidential Information, including the U.S. Export Administration Regulations, as well as end-user, end-use and destination restrictions issued by U.S. and other governments.

c)	Severability. If one or more of the provisions in this Agreement is deemed void by law, then the remaining provisions will continue in full force and effect.

d)	Successor and Assigns. This Agreement will be binding upon the successors and/or assignees of the Parties.

8.	Arbitration and Equitable Relief.

a)	Arbitration. Except as provided herein, the Parties agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration to be held in accordance with the Delaware Rapid Arbitration Act (DRAA) for final resolution through arbitration in accordance with its then current rules. The arbitrator may grant injunctions or other relief in such dispute or controversy. In the event of arbitration, the Parties may undertake a reasonable amount of discovery. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgement may be entered on the arbitrator’s decision in any court having jurisdiction.

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b)	Equitable Remedies. The Parties agree that it would be impossible or inadequate to measure and calculate damages from any breach of the covenants set forth herein. Accordingly, the Parties agree that if in the event of a breach of the covenants contained in this Agreement, the affected party will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specify performance of any such provision of the Agreement. The Parties further agree that no bond or other security shall be required in obtaining such equitable relief and the Parties hereby consent to the issuance of such injunction and to the ordering of specific performance.

9.	Liability

a)	It is expressly understood and agreed that this MOU is intended to be enforceable by either party, and that either party may be liable to the other for damages, costs or any other legal remedies (except with respect to the obligations of Confidentiality as outlined in this MOU).

b)	If any action or proceeding is brought for enforcement of this Agreement, or because of an alleged or actual dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney’s fees and other costs incurred in such action or proceeding in addition to any other relief to which it may be entitled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

CarbonMeta Technologies, Inc.	North Bay Resources, Inc.

Signature	Signature

Lloyd Spencer	Perry Leopold
Name (Print)	Name (Print)

President and CEO	CEO
Title	Title

Effective Date	Effective Date

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